Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 of Vale S.A. (No. 333-225723) and Vale Overseas Limited (No. 333-225723-01) and Registration Statements on Form S-8 of Vale S.A. (No. 333-223718, No. 333-172847 and No. 333-164748) of our report dated February 20, 2020, except for Notes 3 (f.iii) and 34 to the consolidated financial statements, as to which the date is April 3, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Auditores Independentes

Rio de Janeiro, RJ, Brazil

April 3, 2020